Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust

Announces 4th Quarter Cash Distribution

DALLAS, TEXAS, November 19, 2013—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.172241 per unit. The distribution will be payable December 9, 2013 to unitholders of record on November 29, 2013. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.dom-dominionblackwarriortrust.com/.

This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from July 1, 2013 to September 30, 2013. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 481 million cubic feet (“MMcf”) during this period compared to 476 MMcf in the previous quarter. Prices for this quarter to the trust averaged $3.54 per Mcf compared to $4.09 per Mcf for the previous quarter. Production for this quarter was relatively flat compared to the previous quarter.

In March 2012, WBWB notified the Trustee that it was undertaking a study of the Underlying Properties on a well-by-well basis to determine the economic viability of continuing to produce each individual well. WBWB has plugged and abandoned 11 such wells, mostly in the fourth quarter of 2012. These wells were very low producing and deemed non-economical. Additional information about remaining wells has been disclosed in detail in the Trust’s September 30, 2013 10-Q filed on November 4, 2013. The additional decisions on a well by well basis could adversely affect the Trust’s future revenue stream, and if a significant number of wells are abandoned, it could cause a termination of the Trust. The total number of wells abandoned in 2013 will be stated in the next press release on or about February 19, 2014.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

The 2013 tax information packets are expected to begin mailing directly to unitholders in early March 2014. A copy of Dominion’s 2013 tax information booklet will be posted on Dominion’s website by March 1, 2014. In addition to the tax booklet the Dominion website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2013 tax information by February 15, 2014.

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Contact:

Ron E. Hooper, Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll-free – 1.800.365.6548